AGREEMENT AND PLAN OF REORGANIZATION


This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered in to as of January 28, 2004 by and between Global Digital Solutions, Inc., a Delaware corporation
("Global") and Creative Beauty Supply, Inc., a New Jersey corporation ("Creative").

This Agreement sets forth the terms and conditions upon which Global will merge with and into Creative (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all outstanding shares of $.00001 par value common stock of Global ("Global Stock") into twenty three million, eight hundred seventy nine thousand, eight hundred seventeen (23,879,817) shares of voting $.001 par value common stock of Creative ("Creative Common Stock") (together, the "Merger Consideration").

The parties intend the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")

   In consideration of the mutual promises and covenants contained herein, Creative and Global agree as follows:

ARTICLE 1
Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

   "Charter Documents" shall mean the Articles or Certificate of Incorporation and the Bylaws of the applicable corporation.

   "Closing" means the delivery and execution of all monies, common stock, agreements, consents, exhibits and any other documents to and from all parties.

   "Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

   "GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally accepted accounting standards.

   "Income Tax" means any federal, state, local or foreign Tax or Taxes
(x) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (y) based upon, measured by, or calculated with respect to multiple bases (including, but not limited to, corporate franchise or occupation Taxes, if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (x) above.

   "Income Tax Return" includes all Tax Returns relating to Income
Taxes.

   "Intellectual Property" means (i) patents, patent applications and statutory invention registrations, in each case in the United States and all other countries, (ii) any trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, including any registrations and applications for registration of any of the foregoing in the United States and any foreign country, (iii) all rights under the copyright laws of the United States and all other countries, including, without limitations, all copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) all confidential and proprietary information, including trade secrets and know-how.

   "Knowledge" of Creative of or with respect to any matter means that any of the executive officers, directors of Creative has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of Global of or with respect to any matter means that any of the executive officers, directors of Global has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

   "Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

   "Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

   "Software" of a party means all material computer software owned, controlled or licensed by or on behalf of such party and used, manufactured, distributed, sold, licensed or marketed by such party.

   "Stockholders Group" means any affiliated group" (a defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the stockholders or any predecessor of or successor to the stockholders (or another such predecessor or successor).

   "Surviving Corporation" means Creative Beauty Supply, Inc.

   "Tax" (including, with correlative meaning, the terms "Taxes" and Taxable") includes all federal, state, local and foreign income tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for taxes of another person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

   "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

   "Treasury Regulations" means the regulations prescribed under the Code.


                               ARTICLE 2
                                Merger

Section 2.1 Merger. Subject to the terms and conditions contained in this Agreement, Global will be merged by statutory merger with and into Creative pursuant to the Merger Agreement at a Closing at the Effective Time of the Merger as defined in the Merger Agreement. In the Merger, each share of Global outstanding immediately prior to the effective time of the Merger will be converted into and exchanged for one common share of Creative Common Stock.

Section 2.2   Name Change.   The name of the Surviving Corporation
shall be amended to be Global Digital Solutions, Inc.

Section 2.3   The Closing.

Subject to the terms of this Agreement, the Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Creative at such time and date as the parties may mutually agree (the
"Closing Date").   Notwithstanding the foregoing, for purposes of
allocating profits and/or losses of Creative only, the effective date for change of control shall be deemed to be February 20, 2004.

Prior to Closing, all instruments and documents shall be held in escrow with Jody M. Walker, Attorney At Law as escrow agent.

At the Closing, Creative shall deliver to Global:

The Merger Consideration (as defined in Section 2.1)

Creative's Certificates referred to in Section 6.1(d);

Such other instruments and documents, in form and substance reasonably acceptable to Global, as may be necessary to affect the Closing.

At the Closing, Global shall deliver to Creative:

Global's Certificate referred to in Section 6.2(d);

The stockholder certificates evidencing shares of the common stock of Global;

A certified copy of the "Charter Documents" of Global, and a good standing certificate for Creative issued by the Secretary of State of the State of Delaware; and

Such other instruments and documents, in form and substance reasonably acceptable to Global, as may be necessary to affect the Closing.

Section 2.4   Reverse stock split restriction.   Subsequent to the
merger with Creative, the new board of directors of the Surviving
Corporation shall agree not to effectuate a reverse stock split for a period of five (5) years from the date of Closing.

Section 2.5 Lock-Up Agreement. At the Closing, Pasquale and Carmine Catizone (the "Catizones") shall enter into a Lock Up Agreement whereby an aggregate of 1,000,000 common shares of Creative currently owned by. Catizones shall be restricted for an additional one (1) year period from the date of Closing.

Section 2.6   Warrants in  Global.   The warrant holders in Global
shall agree to exchange such Warrants and any rights attached thereto
for warrants of comparable value in Creative   There are currently
Series A warrants to purchase 2,100,000 common shares at an exercise price of $.50 per common share. The holders of Series B Warrants in Pacific ComTel, Inc. ("Pactel") shall exchange such Warrants for Series B Warrants in Global. Such Series B Warrant holders shall have the right to purchase 370,000 common shares at an exercise price of $1.00 per common share.

Section 2.7   Mechanics for Closing Merger.    At the Closing, each
party shall execute and deliver, or cause to be executed and delivered to the other party, all monies, common stock, documents and instruments, in form and substance satisfactory as reasonably required
to carry out or evidence the terms of this Agreement.   Upon the
approval of the shareholders of Global and Creative, the executed Articles of Merger shall be filed with the Delaware Secretary of State and the New Jersey Secretary of State respectively.

Section 2.8   Certificate of Incorporation of the Surviving
Corporation.   At the "Effective Date" of the Merger, the Charter
Documents of Creative as in effect immediately prior to the Effective Date shall be the Charter Documents of the Surviving Corporation.

Section 2.9   Bylaws of the Surviving Corporation.   At the Effective
Date of the Merger, the bylaws of Creative, as in effective immediately prior to the Effective Date, shall be the bylaws of the Surviving
Corporation.

Section 2.10   Further Assurances.   At or after the Closing, Global,
at the request of Creative, shall promptly execute and deliver, or cause to be executed and delivered, to Creative all such documents and instruments, in form and substance satisfactory to Creative, as Creative reasonably may request in order to carry out or evidence the terms of this Agreement

                               ARTICLE 3
               Representations and Warranties of Global

Global represents and warrants to Creative that the statements contained in Article 3 are true and complete and will be correct and complete, as of the date of this Agreement and as of Closing, as follows:

Section 3.1 Organization and Qualification of Global.   Global is duly
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted.
Global is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Material
Adverse Effect (as hereinafter defined).     The term "Material Adverse
Effect" means any adverse change or effect that when taken individually or together with all other adverse changes an effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of Global.

Section 3.2 Authority. Global has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Global have been duly and validly authorized by all necessary action on the part of Global. This Agreement has been duly and validly executed and delivered by Global, and is a valid and binding obligation of Global, enforceable against Global in accordance with its terms.

Section 3.3   Ownership and Number of Shares of Global  Stock.   The
shareholders listed on Exhibit 3.3 own all of the issued and outstanding shares the Global Stock, beneficially and of record, free and clear of all liens. The Global Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions
on the incidents of ownership hereof.   There are not, and will not be
at Closing more than twenty three million, eight hundred seventy nine thousand eight hundred seventeen (23,879,817) outstanding common shares.

Section 3.4    Subsidiaries.   Except as disclosed on Exhibit 3.4,
Global does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5   Capitalization of Global.   The authorized capital stock
of Global consists of one hundred million (100,000,000) shares of common stock $.00001 par value per share, of which twenty three million, eight hundred seventy nine thousand eight hundred seventeen (23,879,817) shares are validly issued and outstanding, fully paid and non-assessable. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Global to purchase or otherwise acquire any securities of or equity interest
in Global.    All of the issued and outstanding shares of Creative were
issued in compliance with all applicable state and federal securities laws, and shall remain free from any encumbrances or Liens.

Section 3.6   No Conflicts; Required Consents.   The execution,
delivery and performance by Global of this Agreement will not:

conflict with or violate any provision of the articles or Charter
Documents of Global;

violate any Legal Requirements;

result in the creation or imposition of any Lien against or upon the Global Stock or any of the assets or properties owned or leased by Global; or

require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7   Litigation.   Other than disclosed in Exhibit 3.7, there
is no litigation pending or, to Global's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Global or its operations, nor, to Global's knowledge, is there any basis for any such litigation.

Section 3.8   Compliance with Applicable Legal Requirements.   Conduct
by Global of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Global, proposed to become effective; and Global has received no notice of any violation by Global of any Legal Requirements applicable to Global or its activities as currently conducted; and Global knows of no basis for the allegation of any such violation.

Section 3.9   Financial Statements.   Global has delivered to Creative
the audited financial statements from inception to November 7, 2003 (the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP and present fairly the financial position of
Global as of the date indicated.   Also, Global has delivered the
audited financial statements of PacTel for the year ended June 30, 2003 and unaudited financial statements for the first quarter ended September 30, 2003.

Section 3.10   Liabilities.   Global has no liabilities or obligations,
whether absolute, accrued, contingent or otherwise, that are not reflected in the Financial Statements or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Global since the date of the Financial Statements.

Section 3.11   Taxes.

Except as set forth in Exhibit 3.11(a), all Tax Returns required to be filed by or with respect to Global have been properly and timely filed and all such Tax Returns are complete and accurate in all material
respects.   Except to the extent reserved or reflected against on the
Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by Global have been paid in full.


All Taxes required to be withheld and paid over by Global to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

Except as set forth in Exhibit 3.11(b):

no Tax authority in a jurisdiction where Global does not file Tax
Returns has made a written claim, assertion or threat that Global is or may be subject to tax in such jurisdiction;

no deficiencies for any tax have been threatened, proposed, asserted or assessed against Global that have not been satisfied;

no audits or examinations with respect to Global are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Global;

there are no Tax rulings, requests for rulings, closing agreements relating to Global that could affect the liability for Taxes of Global for any period (or portion of a period) after the Closing; and

no power of attorney has been granted by Global with respect to any matter relating to Taxes of Global that is currently in force.

Global is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in Exhibit 3.11(c). Except as set forth in Exhibit 3.11(c), Global has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Global has filed income tax returns for taxable periods ending on or December 31,
1996.   Global will not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

There are no tax liens on any assets of Global, except liens for taxes not yet due and payable.

Section 3.12   Absence of Certain Changes or Events.    Except as set
forth in Exhibit 3.12, since the date of the Financial Statements there has not occurred:

(a) any material and adverse change in the financial condition or operations of Global;

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Global;

(c) the creation or attachment of any Lien against the capital stock of Global;

(d) any waiver, release, discharge, transfer, or cancellation by Global of any rights or claims of material value;

(e) any issuance by Global of any securities, or any merger or consolidation of Global with any other Person, or any acquisition by Global of the business of any other Person;

(f) any incurrence, assumption or guarantee by Global of any indebtedness or liability;

(g) any declaration, setting aside or payment by Global of any dividends on, or any other distribution with respect to, any capital stock of Global or any repurchase, redemption, or other acquisition of any capital stock of Global;

(h) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Global, except in the ordinary course of the business of Global, or (B) any material increase in the compensation payable or to become payable to any employee of Global; or

(i)   the entry by Global into any Contract to do any of the foregoing.

Section 3.13   Material Global Contracts.   As of the date of this
Agreement, Global does not have except as disclosed in Exhibit 3.13:

(a) contracts evidence or evidencing or relating to any liabilities or obligations of Global, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Global;

(b) joint venture or partnership Contracts between Global and any other person;

(c) Contracts limiting the Global of Global to engage in or to compete in any activity, or to use or disclose any information in its possession;

(d) any other Contracts to which Global is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Global exceeding $50,000 in any twelve-month period (collectively herein as the "Material Global Contract"). Global has delivered to Global true and complete copies of each of the Material Global Contracts, including any amendments thereto or, in the case of oral Material Global Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Global, and Global has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);



(e) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Global, or any combination thereof) by Global, nor, to the knowledge of Global, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Global, or any combination thereof) by any other person, under any of the Material Global Contracts; and

(f) to the knowledge of Global, there is no other person in arrears in the performance or satisfaction of its obligations under any of the Material Global Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14   Assets and Properties.

(a) Global has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the Financial Statement, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, which are not individually or in the aggregate material), free and clear of all Encumbrances, except as set forth in Exhibit 3.14(a) and (b) liens for taxes not yet due and payable or due but not delinquent or being
contested in good faith by appropriate proceedings.   Except as set
forth in Exhibit 3.14(a), the assets owned or leased by Global constitute all the assets used in and necessary to conduct the business as currently conducted.

(b) All material tangible property and assets owned or utilized by Global are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business as presently conducted. All buildings, plants and other structures owned or otherwise utilized by Global are in good condition and repair (except for ordinary wear and tear) in all material respects.

(c)   Global owns no real property.

(d) Exhibit 3.14(d) sets forth a list of all real property leased by Global (the "Leased Real Property"). Global has made available to Global true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property:

Global has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances; and all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on Exhibit 3.14(d), each such lease or sublease is legal, valid, binding and enforceable and in full force and effect, and the consummation of the transactions contemplated by this Agreement will not cause a material breach under any such lease or sublease.

(e)   Except as set forth on Exhibit 3.14(d):

   (i) Global has not received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

   (ii) the Leased Real Property, the use and occupancy thereof by Global, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

Global has received, written notice of a material violation of the restrictions or laws described in the foregoing clause (ii); and none of the structures or improvements on any of the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 3.15   Books and Records.   All of the books, records and
accounts of Global are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Global has previously delivered to Global the complete stock record book of Global and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Global since the date of its incorporation.

Section 3.16   Certain Interests.   None of Global or its officers,
directors, or holders of ten percent (10%) or more of Global Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person that is a competitor, supplier or customer of Global.

Section 3.17   Bank Accounts.   Exhibit 3.17 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Global and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18   Changes in Circumstances.   Global has no knowledge of:

   any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Global; or



   any Legal Requirements currently in effect from which Global currently is, or any currently proposed Legal Requirements from which Global would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Global following closing.

Section 3.19 Intellectual Property.
   (a) Exhibit 3.19(a) sets forth a true and complete list of all Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property (as hereinafter defined), in each case owned by Global and material to the business of Global ("Global Owned Intellectual Property"), licenses for the Software licensed to Global or by Global to a third party (as hereinafter defined), in each case that are material to the business of Global ("Global Licensed Intellectual Property"), and all Software and Intellectual Property that is licensed by Global to a third party ("Third Party Licensed Intellectual Property").

(b) To the knowledge of Global, the conduct of the business of Global as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted against Global that the conduct of the business of Global as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party.

(c) With respect to each item of Global Owned Intellectual Property, Global is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business.

(d)   With respect to each item of Global Licensed Intellectual
Property, Global has the right to use such Global Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Global Licensed
Intellectual Property.

(e) To the knowledge of Global, Global Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f) To the knowledge of Global, no person is engaging in any activity that infringes upon Global Owned Intellectual Property.

(g)   To the knowledge of Global, each license of Global Licensed
Intellectual Property and Third Party Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(h) To the knowledge of Global, neither party to any license of Global Licensed Intellectual Property nor any Third Party Licensed Intellectual Property is in breach thereof or default thereunder.



(i) The Software of Global is free of all viruses, worms, trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

(j) No rights in the Software of Global have been transferred to any third party except to the customers of Global to whom Global has licensed the right to use all Software in the ordinary course of business.

(k) Global has the right to use all software development tools, library functions, compilers, and other third party software that is material to the business of Global, or that is required to operate or modify the Software of Global.

Section 3.20   Commitments.

(a) Exhibit 3.20(a) sets forth, as of the date hereof, each contract or agreement, whether written or oral (including any and all amendments thereto), to which Global is a party, or by which Global is bound
(collectively, the "Commitments") of the following types:

   (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;
   (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $50,000.00;

   (iii) Commitments relating to the acquisition by Global or a Subsidiary of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

   (iv) Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;

   (v) Commitments relating to any Litigation (as defined hereinafter in Section 3.7);

   (vi) Commitments under which Global agrees to indemnify any person or entity;

   (vii) Commitments containing covenants of Global not to compete do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with Global in any line of business or in any geographical area or disclose information concerning Global;

   (viii) Commitments pursuant to which Global (A) leases, subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

   (ix) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

   (x) Commitments relating to any governmental or regulatory authority;

   (xi)   Commitments for the lease or sub-lease of any real property;

   (xii)   Commitments for the leasing of any personal property;

   (xiii) Commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

   (xiv) Commitments that involve in excess of $50,000.00 in the aggregate or that may not be terminated on less than ninety (90) days' notice;

   (xv) Commitments (other than those specified in any of clauses (i) through (xiv) of this paragraph (a)) which relate to or affect the business or any of the assets or properties of Global in any way that are material to the business; and

   (xvi) Commitments currently in negotiation by Global of a type, which if entered into would be required to be listed on Exhibit 3.20(a) or to be disclosed on any other Schedule hereto.

Except as set forth in Exhibit 3.20(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against Global, and to the knowledge of Global, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to Global. Except as set forth in Exhibit 3.20(b):

   there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Exhibit 3.20(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material; and



   neither Global nor any other party to any of the Commitments listed in Exhibit 3.20(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

Section 3.21 Compliance with Laws. Except as set forth in Exhibit 3.21, Global has received any written notice of any violation of any applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the business. Global has all permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted, except where the failure to have any such permit, certificate, or authorization would not have a Material Adverse Effect.

Section 3.22   Employee Benefit Plans; Labor Matters.
With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Global, or with respect to which Global could incur liability under
Section 4069 or 4201(c) of ERISA (Global Benefit Plans"), Global has made available to Global a true and correct copy of the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), such Global Benefit Plan,
   each trust agreement relating to such Global Benefit Plan, the most recent summary plan described for each Global Benefit Plan for which a summary plan described is required,
   the most recent actuarial report or valuation relating to a Global Benefit Plan subject to Title IV of ERISA, if any, and the most recent determination letter, if any, issued by the IRS with respect to any Global Benefit Plan qualified under Section 401 (a) of the Code.

(b) With respect to Global Benefit Plans, no event has occurred and, to the knowledge of Global, there exists no condition or set of circumstances, in connection with which Global could be subject to any liability under the terms of such Global Benefit Plans, ERISA, the Code or any other applicable law except as would not have a Global Material Adverse Effect. Global has no actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a Global Material Adverse Effect.

(c)   Global has made available to Global:
   (i) copies of all employment agreements with officers or key employees of Global or any of its subsidiaries;

   (ii) copies of all severance agreements, programs and policies of Global; and

   (iii)copies of all plans, programs, agreements and other arrangements of Global, which contain change in control provisions.

(d) Except as set forth in Exhibit 3.22(d), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
   result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of Global under any Global Benefit Plan or otherwise;
   materially increase any benefits otherwise payable under any Global Benefit Plan; or
   result in any acceleration of the time of payment or vesting of any material benefits.

(e) Except as set forth in Exhibit 3.22(b) or as required by law, no Global Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

(f)   Global
   (i) is in material compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees;
   (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
   (iii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.

(g) No employees are currently represented by any labor union for purposes of collective bargaining and to the knowledge of Global, no activities the purpose of which is to achieve such representation of all or some of such employees are threatened or ongoing. No work stoppage or labor strike against Global by employees is pending or to the knowledge of Global threatened. Global is not:

   (i) involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints;

   (ii) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or
   (iii) presently, nor has it been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no such agreement or contract is currently being negotiated by Global or any of its affiliates.

(h) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Global Employee Plan, Global has complied with:



   (i) the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985
("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation;

   (ii) the applicable requirements of the Family and Medical Leave Act of 1993 ("FMLA") and the regulations thereunder;
   the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPPAA"); and
   the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Global. Global has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

Section 3.23   Environmental Matters.

(a) To the knowledge of Global, it is and has at all times been in compliance with all environmental laws governing Global and its business, operations, properties and assets, except as would not have a Material Adverse Effect.

(b) There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of Global proceedings pending or threatened in writing against or involving Global, any Governmental Authority or third party with respect to any environmental laws of licenses issued to Global, except as would not have a Material Adverse Effect.

Section 3.24   Insurance.   All of the material assets of Global and
all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Global is not in default with respect to its obligations under any material insurance policy maintained by it. Exhibit 3.24 sets forth a list of all insurance coverage carried by Global, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Global has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Global has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Global under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Global has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 3.25   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Global or any representatives of Global to Creative or any of the representatives of Global in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Global, Global has disclosed to Creative as the purchaser of Creative Common Stock all material information relating to Global and its activities as currently conducted.


                               ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF CREATIVE

Creative represents and warrants to Global that the statements made in
Article 4 are true and complete, as of the date of this Agreement and will be correct and complete as of Closing, as follows:

Section 4.1   Organization and Qualification of Creative.   Creative is
a corporation duly organized, validly existing, and in good standing under the laws of the state of New Jersey, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. Creative is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the
nature of its activities makes such qualification necessary.   Creative
has a wholly owned subsidiary, Creative Beauty of New Jersey Corporation which is in the process of being spun off to shareholders
of record on December 31, 2003.   All instruments and documents
regarding the spin off shall be held in escrow with Jody M. Walker, Attorney At Law until completion of the spin off.

Section 4.2   Authority.   Creative has all requisite corporate power
and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Creative have been duly and validly authorized by all necessary action on the part of Creative. This Agreement has been duly and validly executed and delivered by Creative, and is the valid and binding obligation of Creative, enforceable against Creative in accordance with its terms.

Section 4.3   Capitalization of Creative.   The authorized capital
stock of Creative consists of one hundred million (100,000,000) authorized shares of common stock $.001 par value per share of which three million four hundred ninety four thousand six hundred fifty (3,494,650) are issued and outstanding fully paid and non assessable and ten million (10,000,000) authorized shares, of preferred shares ..001 par value per share of which none are validly issued and outstanding. Except as listed in Exhibit 4.3, there are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Creative to purchase or otherwise acquire any securities of or equity interest in Creative.

Section 4.4   No Conflicts; Required Consents.   The execution,
delivery and performance by Creative of this Agreement does not and will not: (i) conflict with or violate any provisions of the Charter Documents of Creative; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Creative is a party or by which Creative or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.5   Validity and Ownership of Creative Common Stock.   The
Creative Common Stock received by the shareholders of Global at the Closing will be validly issued and outstanding, fully paid and non-assessable. The Creative Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof, and shall remain free from any encumbrances or Liens.

Section 4.6   Subsidiaries.   Creative does not control or hold direct
or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation other than described in Exhibit 4.6.

Section 4.7   Litigation.   Other than disclosed in Exhibit 4.7, there
is no litigation pending or, to Creative's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Creative or its operations, nor, to Creative's knowledge, is there any basis for any such litigation.

Section 4.8   Compliance with Applicable Legal Requirements.   Conduct
by Creative of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Creative, proposed to become effective; and Creative has received no notice of any violation by Creative of any Legal Requirements applicable to Creative or its activities as currently conducted; and Creative knows of no basis for the allegation of any such violation.

Section 4.9   Financial Statements.   Creative has delivered to Global
the audited financial statements of Creative as of March 31, 2003 and the unaudited interim financial statements of Creative as of December 31, 2003 (the "Creative Financial Statements"). The Financial Statements were prepared in accordance with GAAP and present fairly the financial position of Creative as of the date indicated.

Section 4.10   Liabilities.   Creative has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of Creative since the date of the Financial Statements. At Closing, Creative shall have no liabilities or obligations, including state and federal tax liabilities.

Section 4.11 Tax Returns and Payments.    Except as set forth in
Exhibit 4.11(a), all Tax Returns required to be filed by or with respect to Creative have been properly and timely filed and all such Tax Returns are complete and accurate in all material respects.
Except to the extent reserved or reflected against on the Financial Statements, all Taxes due with respect to such Tax Returns or which are
otherwise due and payable by Creative have been paid in full.   All
Taxes required to be withheld and paid over by Creative to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

(b)   Except as set forth in Exhibit 4.11(b):

   (i) no Tax authority in a jurisdiction where Creative does not file Tax Returns has made a written claim, assertion or threat that Global is or may be subject to tax in such jurisdiction;

   (ii) no deficiencies for any tax have been threatened, proposed, asserted or assessed against Creative that have not been satisfied;

   (iii) no audits or examinations with respect to Creative are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

   (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Creative;

   (v) there are no Tax rulings, requests for rulings, closing agreements relating to Creative that could affect the liability for Taxes of Creative for any period (or portion of a period) after the Closing; and

   (iv) no power of attorney has been granted by Creative with respect to any matter relating to Taxes of Creative that is currently in force.

(c) Creative is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in
Exhibit 4.11(c). Except as set forth in Exhibit 4.11(c), Creative has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Creative has filed income tax returns for taxable periods ending
on or December 31, 1996.   Creative will not, in the absence of a
closing agreement provided for in the Treasury Regulations under
Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

(d) There are no tax liens on any assets of Creative, except liens for taxes not yet due and payable.

Section 4.12   Absence of Certain Changes or Events.   Since the date
of the Creative Financial Statements there has not occurred:

(a) any material and adverse change in the financial condition or operations of Creative;

(b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by Creative;

(c) the creation or attachment of any Lien against the Common Stock of Creative;

(d) any waiver, release, discharge, transfer, or cancellation by Creative of any rights or claims of material value;

(e) any issuance by Creative of any securities, or any merger or consolidation of Creative with any other Person, or any acquisition by Creative of the business of any other Person;

(f) any incurrence, assumption or guarantee by Creative of any indebtedness or liability;

(g) any declaration, setting aside or payment by Creative of any dividends on, or any other distribution with respect to, any capital stock of Creative or any repurchase, redemption, or other acquisition of any capital stock of Creative;

(h)   (A)   any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of Creative, except in the ordinary course of the administration of Creative, or (B) any increase in the compensation payable or to become payable to any employee of Creative; or

(i) the entry by Creative into any Contract to do any of the foregoing.

Section 4.13   Material Creative Contracts.   As of the date of this
Agreement, Creative does not have except as disclosed in Exhibit 4.13:

(a) contracts evidence or evidencing or relating to any liabilities or obligations of Creative, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Creative;

(b) joint venture or partnership Contracts between Creative and any other person;

(c) contracts limiting the Creative to engage in or to compete in any activity, or to use or disclose any information in its possession;

(d) any other contracts to which Creative is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Creative exceeding $50,000 in any twelve-month period (collectively herein as the "Material Creative Contract"). Creative has delivered to Global true and complete copies of each of the Material Creative Contracts, including any amendments thereto (or, in the case of oral Material Creative Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Creative, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

(e) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Creative, or any combination thereof) by Creative, nor, to the knowledge of Creative, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Creative, or any combination thereof) by any other person, under any of the Material Creative Contracts; and

(f) neither Creative nor, to the knowledge of Creative, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Creative Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14 (a)  Real Property.   As of the date of this Agreement,
Creative does not own any real property.

(b) Leased Property. Exhibit 4.14(b) sets forth a list of all real property leased by Creative (the "Leased Real Property"). Creative has made available to Creative true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property except as set forth on Exhibit 4.14(b)

   (i) Creative has not received written notice of any pending or, to the knowledge of the Stockholders, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

   (ii) the Leased Real Property, the use and occupancy thereof by Creative, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

   (iii) Creative has received, written notice of a material violation of the restrictions or laws described in the foregoing clause
(ii); and

   (iv) none of the structures or improvements on any of the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 4.15 Employees. As of the date of this Agreement, Creative does not have any employees except as disclosed in Exhibit 4.15.



Section 4.16   Books and Records.   All of the books, records and
accounts of Creative are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Creative has previously delivered to Global the complete stock record book of Creative and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Creative since the date of its incorporation.

Section 4.17   Certain Interests.   None of Creative or its officers,
directors, or holders of ten percent (10%) or more of Creative Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of Creative.

Section 4.18   Bank Accounts.   Exhibit 4.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Creative and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19   Changes in Circumstances.   Creative has no knowledge
of:

   (i) any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Creative; or

   (ii) any Legal Requirements currently in effect from which Creative currently is, or any currently proposed Legal Requirements from which Creative would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Creative following closing.

Section 4.20   Insurance.   All of the material assets of Creative and
all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Creative is not in default with respect to its obligations under any material insurance policy maintained by it. Exhibit 4.20 sets forth a list of all insurance coverage carried by Creative, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Creative has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Creative has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Creative under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Creative has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 4.21   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Creative or any representatives of Creative to Creative or any of the representatives of Creative in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Creative, Creative has disclosed to Creative as the purchaser of Creative Common Stock all material information relating to Creative and its activities as currently conducted.


                               ARTICLE 5
                     Covenants of Global and Creative

Section 5.1   Affirmative Covenants of Global.   Except as Global may
otherwise consent in writing, between the dates of this Agreement and Closing, Global shall:

   (a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices:

   (b)   (i)   duly comply with all applicable Legal Requirements;

   (ii) perform all of its obligations under all Global Contracts without default; and

   (iii) maintain its books, records, and accounts on a basis consistent with past practices.

(c)   (i)   give to Creative and its counsel, accountants and other
representatives reasonable access during normal business hours to the premises of Global, all of the assets and properties owned or leased by Global, Global's books and records, and Global's personnel;

   (ii) furnish to Creative and such representatives all such additional documents (certified by an officer of Global, if requested), financial information and other information as Creative may from time to time reasonably request; and

   (iii) cause Global's accountants to permit Creative and its accountants to examine the records and working papers pertaining to Global's Financial Statements' provided that no investigation by Global or its representatives will affect or limit the scope of any of the representations and warranties of Global herein or in any Exhibit or other related document.

(d) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Global in order to consummate the transactions contemplated hereby and deliver to Global copies, satisfactory in form and substance to Global, of such approvals and consents;

(e) promptly deliver to Creative true and complete copies of all monthly and quarterly financial statements of Global and any reports with respect to the activities of Global which are prepared by or for Global at any time from the date hereof until Closing; and

(f) promptly notify Creative of any circumstance, event or action, by Global or otherwise:
   (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

   (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of Global in this Agreement or any Exhibit not being true and correct in all material respects.

Section 5.2   Negative Covenants of Global.   Except as Global may
otherwise consent in writing, between the dates of this Agreement and Closing, Global shall not:

(a)   change the character of its business;

(b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d) make any capital expenditure or commitment for capital expenditure exceeding $500,000 for a single project or $1,000,000 for all projects, whether or not in the ordinary course of business;

(e) modify, terminate, or abrogate any Material Global Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

(j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3   Affirmative Covenants of Creative.   Except as Global may
otherwise consent in writing, between the dates of this Agreement and Closing, Creative shall:

(a) conduct its business only in the usual, regular, and ordinary course and in accordance with past practices;

(b)   (i)   duly comply with all applicable Legal Requirements;

   (ii) perform all of its obligations under all Creative Contracts without default; and

   (iii) maintain its books, records, and accounts on a basis consistent with past practices.

(c)   (i)   give to Global and its counsel, accountants and other
representatives reasonable access during normal business hours to the premises of Creative, all of the assets and properties owned or leased by Creative, Creative's books and records, and Creative's personnel:

   (ii) furnish to Global and such representatives all such additional documents (certified by an officer of Creative, if requested), financial information and other information as Global may from time to time reasonably request; and cause Creative's accountants to permit Global and its accountants to examine the records and working papers pertaining to Creative's Financial Statements' provided that no investigation by Global or its representatives will affect or limit the scope of any of the representations and warranties of Creative herein or in any Exhibit or other related document.

(d) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by Global in order to consummate the transactions contemplated hereby and deliver to Global copies, satisfactory in form and substance to Global, of such approvals and consents;

(e) promptly deliver to Global true and complete copies of all monthly and quarterly financial statements of Creative and any reports with respect to the activities of Creative which are prepared by or for Creative at any time from the date hereof until Closing; and

(f) promptly notify Global of any circumstance, event or action, by Creative or otherwise:
   (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

   (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of Creative in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4   Negative Covenants of Creative.   Except as Global may
otherwise consent in writing, between the dates of this Agreement and Closing, Creative shall not:

(a)   change the character of its business;

(b) incur any liability or obligation or enter into any Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

(c) incur, assume or guarantee any indebtedness or liability in respect of borrowed money;

(d) make any capital expenditure or commitment for capital expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

(e) modify, terminate, or abrogate any Material Creative Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

(f) create or permit the creation or attachment of any Lien against any of the assets or properties owned or leased by it;

(g) except as otherwise required by this Agreement, prepay any material liabilities or obligations;

(h) issue any securities, or merge or consolidate with any other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

(i) declare, set aside or pay any dividends on, or make any other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

(j) enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.5   Joint Undertakings.   Each of Global and Creative shall
cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.6  Confidentiality.

(a) Any non-public information that Creative may obtain from Global in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Creative shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Global; provided that



   (i)Creative may use and disclose any such information once it has been publicly disclosed (other than by Creative in breach of its obligations under this Section) or which rightfully has come into the possession of Creative (other than from Global); and

   (ii) to the extent that Creative may become compelled by Legal Requirements to disclose any of such information, Creative may disclose such information if it shall have used all reasonable efforts, and shall have afforded Global the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Creative shall use all reasonable efforts to cause to be delivered to Global, and retain no copies of, any documents, work papers and other materials obtained by Creative or on its behalf from Global, whether so obtained before or after the execution hereof.

(b) Any non-public information that Global may obtain from Creative in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Global shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Creative; provided that

   (i) Global may use and disclose any such information once it has been publicly disclosed (other than by Global in breach of its obligations under this Section) or which rightfully has come into the possession of Global (other than from Creative); and

   (ii) to the extent that Global may become compelled by Legal Requirements to disclose any of such information, Global may disclose such information if it shall have used all reasonable efforts, and shall have afforded Creative the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Global shall use all reasonable efforts to cause to be delivered to Creative, and retain no copies of, any documents, work papers and other materials obtained by Global or on its behalf from Creative, whether so obtained before or after the execution hereof.

Section 5.7   Publicity.   Creative and Global shall each consult with
and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.



Section 5.8   Global's Responsibility for Taxes; Returns; Audits.
(a)    Tax Returns; Filing and Payments.
   (i) Global shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of Global for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date.
   (ii) Global shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of Global for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date.
   (iii)   The Tax Returns referred to in this Section 5.8(a)(i) and
(ii), shall, to the extent not otherwise required by law, be prepared in a manner consistent with Global's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.8(a)(i) and (ii) above, the party preparing such return shall provide the other party a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Tax Returns, provided that, in the event of any disagreement, the Tax Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Tax Return.

(b)   Termination of Tax Sharing Agreements; Powers of Attorney.
   (i) Any Tax Sharing Agreement to which Global is a party shall be terminated as of the Closing Date, and Global shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.
   (ii) All powers of attorney granted by Global with respect to Taxes shall be revoked as of the Closing Date.
Between the date of the Agreement and the Closing Date, Global will not cause or permit Global to:
      (a) make any change in Global's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes; or
      (b) settle or otherwise dispose of any Tax audit, dispute, or other Tax proceeding, in each case without Global' express written consent thereto.

(c)   Assistance and Cooperation.
   (i) From and after the Closing Date, to the extent reasonably requested by the other party, Creative and Global shall assist and cooperate with each other in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 5.8(a) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, Creative and Global shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party, which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.
   (ii) From and after the Closing Date, Creative and Global shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of Global for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section 5.9  Creative's Responsibility for Taxes; Returns; Audits.
 Tax Returns; Filing and Payments.
   (i) Creative shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of Creative for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date

   (ii) The Tax Returns referred to in this Section 5.9 shall, to the extent not otherwise required by law, be prepared in a manner consistent with Creative's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.9 above, between the dates of the Agreement and the Closing Date, Global will not make any change in Creative's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes.

Section 5.10   Cooperation with Public Filings.   Global shall
cooperate with Creative and its affiliates and advisors in the preparation and filing of any public filings (and any related documentation or filings) in a timely fashion and shall use its reasonable best efforts to assist Creative in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If Global shall obtain knowledge of any information pertaining to Global that would require any amendment or supplement to any registration statement, Global shall so advise Creative in writing and shall promptly furnish Creative with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement.

Section 5.11 Tax Reorganization. Each party to this Agreement hereby intends and agrees to take all reasonable actions to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and will immediately notify each of the other parties of any circumstance or condition of which it is or becomes aware of which
might cause the Merger to fail to so qualify.   Global represents that
it has not taken any action that would cause the Merger to fail to so qualify as reorganization within the meaning of Section 368(a) of the Code, and is not aware of any circumstances, which would cause the Merger to fail to so qualify.



                                    ARTICLE 6
                               Conditions Precedent

Section 6.1   Conditions to Global's Obligations.   The obligations of
Global to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)   Accuracy of Representations.   The representations of Creative in
this Agreement or in any Exhibit hereto shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)   Performance of Agreements.   Creative shall have performed all
obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)   Receipt of Creative Common Stock.   Creative shall have delivered
to Global at Closing, certificates representing twenty three million, eight hundred seventy nine thousand, eight hundred seventeen
(23,879,817) issued in the name of the shareholders of Global.

(d) Officer's Certificate. Global shall have received a certificate executed by an executive officer of Creative, dated as of Closing, reasonably satisfactory in form and substance to Global certifying that the conditions stated in subparagraphs (a), (b) and (c) of this Section have been satisfied.

(e)   Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

(f)   Consents.   Global shall have obtained evidence, in form and
substance satisfactory to it, that there has been obtained all consents, approvals and authorizations required by this Agreement.

(g)   Resignation of Officers and Directors.   Each of the officers and
directors of Creative whose written resignation Global has requested shall have delivered to Global effective as of the Closing.

(h)   Lock Up Agreement.   Global shall have received the Lock Up
Agreements executed by the Catizones whereby an aggregate of one million (1,000,000) common shares of Creative currently owned by the Catizones shall be restricted for an additional one (1) year period from the date of Closing.

   (i)   Legal Matters Satisfactory to Global's Counsel.   All actions,
proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Global's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2   Conditions to Creative's Obligations.   The obligations
of Creative to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)   Accuracy of Representations.   The representations of Global in
this Agreement or in any Exhibit hereto shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)   Performance of Agreements.   Global shall have performed all
obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c)   Delivery of Global  Stock.   Global shall have delivered at
Closing, certificates representing twenty three million, eight hundred seventy nine thousand eight hundred seventeen (23,879,817) shares of common stock.

(d)   Officer's Certificate.   Creative shall have received a
certificate executed by an executive officer of Global, dated as of Closing, reasonably satisfactory in form and substance to Creative, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(e)   Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which,

   (i) restrains, make illegal or prohibits consummation of the transactions contemplated hereby, or

   (ii) could have a material adverse effect upon the operations or financial condition of Global.

(f)   Consents.   Creative shall have received evidence, in form and
substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

(g) Legal Matters Satisfactory to Creative and its Representatives. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Creative's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.


                                ARTICLE 7
                               Termination

Section 7.1   Termination Events.   This Agreement may be terminated
and the transactions contemplated hereby may be abandoned:

(a)   at any time, by the mutual agreement of Creative and Global;

(b) by either Creative and Global, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

(c) by Creative, if any of the conditions to its obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Global; or

(d) by Global, if any of the conditions to its obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Creative; or

Section 7.2   Effect of Termination.   If this Agreement shall be
terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6 and 5.7. In such event, Global shall return any and all Creative Common Stock received hereunder and both parties shall file the necessary documents in the states of Delaware and New Jersey respectively, to complete the transfer of any and all Global shares of stock received by Creative hereunder to the Principal Shareholders.


                                 ARTICLE 8
                               Miscellaneous

Section 8.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by Global shall be authorized after the last vote of the stockholders of Global if such waiver shall, in the judgment of the Board of Directors of Creative, affect materially and adversely the benefits of the Creative stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of Global by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of Creative shall not, in the judgment of the Board of Directors of Global, affect material and adversely the benefits of Global's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 8.2   Finder Commissions.   Global represents and warrants that
no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in
Exhibit 8.2.

Section 8.3  Notices.   Any notice, request, instruction or other
document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

if to Global, addressed to:

Jerome C. Artigliere
Global Digital Solutions, Inc.
777 South Flagler Drive
Suite 800
West Tower
West Palm Beach Florida 33401

With Copies To:
Paul D. Creme, Esq.
Merra, Kanakis, Creme & Mellor, P.C.
60 Main Street
Nashua, NH 03060

if to Creative, addressed to:

Carmine Catizone
Creative Beauty Supply, Inc.
380 Totowa Road
Totowa, New Jersey

With copies To:
Jody M. Walker, Esq.
7841 South Garfield Way
Centennial, Colorado 80122

Section 8.4   Entire Agreement.   This Agreement including Exhibits and
referenced documents represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 8.5 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of New Jersey.

Section 8.6   Counterparts.   In order to facilitate the filing and
recording of this Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Section 8.7	Successors and Assigns.  The terms and conditions of this
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that Creative may without the prior written consent of Global assign this Agreement to any affiliate of Creative so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Creative," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Creative of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.8   Headings.   The headings of the Articles, Sections and
paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 8.9   Modification and Waiver.   No amendment, modification or
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.10   Expenses.   Except as otherwise provided herein,
Creative and Global shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their respective financial consultants, accountants and counsel.

Section 8.11 Severability. If any provision of this Agreement is held to be void, illegal or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such void, illegal or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected in any way by the void, illegal or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such severed provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such severed provision as may be possible and be valid, legal and enforceable

IN WITNESS WHEREOF, Creative and Global, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

Global Digital Solutions, Inc.


By:   /s/Jerome C. Artigliere
 Name:   Jerome C. Artigliere
 Title:   President


Creative Beauty Supply, Inc.

By:   /s/Carmine Catitzone
 Name: Carmine Catizone
Title:  President



                                    EXHIBIT A

Agreement and Plan of Merger (incorporated by referenced to Form 14A, preliminary proxy statement filed on February 4, 2004)

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